EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

VERI MEDTECH HOLDINGS, INC.

The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, do hereby set forth as follows:

FIRST

The name of the Corporation is: Veri Medtech Holdings, Inc.

SECOND

The address of its registered office in the State of Delaware is 1521 Concord Pike Suite 201 Wilmington, DE 19803 County of New Castle. The name of its registered agent at such address is Corporate Creations Network Inc.

THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

FOURTH

Capitalization.

(a)	The aggregate number of shares that the Corporation shall have the authority to issue is 105,000,000 shares of capital stock of which:

(i)	100,000,000 shares shall be of a class of Common Stock, par value $0.0001 per share (the "Common Stock"); and

(ii)

5,000,000 shares shall be of' a class of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), for which the Board of Directors (the "Board") is authorized hereby, subject to the limitations prescribed by law and the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series of Preferred Stock and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series of Preferred Stock, not heretofore designated, shall include, but not be limited to, determination of the following:

I.

the number of shares constituting that series (which may be increased or decreased by the Board) and the distinctive designation of that series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 5,000,000);

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II.

the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

III.	whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

IV.

whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

V.

whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

VI.	whether that series shall have sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

VII.

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

VIII.	any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to such series which may be authorized under the DGCL.

FIFTH

The name and address of the incorporator is as follows: KUNNING CHEN, COMPUTERSHARE ENTITY SOLUTIONS INC., 801 US HIGHWAY 1, NORTH PALM BEACH, FL, 33408.

SIXTH

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its directors und stockholders:

(1)

The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

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(2)	The Board of Directors shall have power without the assent or vote of the Stockholders:

(a)

To make, alter, amend, change, add to or repeal the ByLaws of the Corporation: to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)

To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3)

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract of act would otherwise be open to legal attack because of directors" interest, or for any other reason.

(4)

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, the provisions of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws se made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

SEVENTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of duty in his/her capacity as a director, provided that such provision shall not eliminate or limit the liability of a director:

(i)	for any breach of the director's duty of loyalty to the Corporation or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	under Section 174 of the DGCL; or

(iv)	for any transaction from which the director derived an improper personal benefit.

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EIGHTH

The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, Indemnify any and all persons whom it shall have power to indemnify under the DGCL. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By- law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

NINTH

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 Title & of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, we, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the DOCL, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true under penalty of perjury, and accordingly have hereunto set our hand this 7th day of' January, 2024.

By:	/s/ Kunning Chen
Incorporator
Computershare Entity Solutions Inc. - Incorporator

Name:	Kunning Chen, Special Secretary
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